Golden Phoenix Receives Initial NI 43-101 Inferred Gold Resource Estimate From SRK Consulting (U.S.) for Santa Rosa Gold Mine, Panama

669,000 Contained Ounces Gold and 2.137 Million Contained Ounces Silver

LAS VEGAS, NV, JANUARY 03, 2012 – Golden Phoenix Minerals, Inc. (“Golden Phoenix”) (OTC Bulletin Board: GPXM) is pleased to announce that on behalf of Golden Phoenix Panama, S.A., the joint venture entity that owns and operates the Santa Rosa gold mine (“Mina Santa Rosa” or “Santa Rosa project”), Panama, it has received from SRK Consulting (U.S.) Inc. (“SRK”) an initial resource estimate for Mina Santa Rosa. The Santa Rosa project is a volcanic-hosted epithermal gold-silver deposit that was previously operated as an open pit-heap leach operation. Production ceased in 1999 due in part to low gold prices and the operation closed.

SRK reports an in-situ Inferred resource at the former Santa Rosa and ADLM pits totaling 23.1 million metric tonnes at 0.90 grams/tonne (g/t) Au, for a contained 669,000 ounces of gold, at a 0.30 g/t Au cutoff. In addition to the gold content, the resource contains an average grade of 2.87 g/t Ag for a contained 2.1 million ounces of silver.  **Please see Cautionary Note to U.S. investors below.

John Bolaños, Vice President of Exploration for Golden Phoenix, comments: "In addition to SRK's inferred resource estimate of 669,000 contained ounces of gold, the Santa Rosa project has an additional unspecified volume of mineralized material on former heap leach pads throughout the property. We expect to begin assessing this additional material in the near future."

The resource, stated in Table 1, is based on a historical drill hole database.  As there is limited backup information available to Golden Phoenix to verify the drill hole database, the resource estimate is classified as 100% Inferred, until such time as data verification or confirmation drilling can be done.

SRK performed a review of the historic drill hole database and block model provided by Golden Phoenix and the resource estimation reports prepared by predecessor companies.  SRK modified the estimation methodology, re-estimated mineral resources for the deposit, and adjusted the criteria for assigning classification of Measured, Indicated, and Inferred resources, in accordance with Canadian Institute of Mining and Metallurgy (CIM) definitions for reporting mineral resources. SRK used industry standard block modeling methods and ordinary kriging grade estimation within a 0.2 g/t Au grade shell.

Golden Phoenix Minerals, Inc. • 7770 Duneville Street • Suite 11 • Las Vegas, NV 89139
Tel: (702) 589-7475 • Fax: (702) 589-7478 • www.GoldenPhoenix.us

Table 1	Inferred In-Situ Resource at 0.30 g/t Au cutoff

Area	Tonnes	Au (g/t)	Au Ounces	Ag (g/t)	Ag Ounces
Santa Rosa Pit	17,782,000	0.77	440,000	2.51	1,435,000
ADLM Pit	5,340,000	1.33	229,000	4.09	702,000
Total	23,122,000	0.90	669,000	2.87	2,137,000

Source: SRK, 2011

Notes:
1.
In-situ gold and silver resources refers to global in-place resources adjacent or below end-of-mine pit shapes, to which a mine design has not yet been applied; although the above stated resources meet the definition of having the “potential for economic extraction” at the cutoff provided.

2.
Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the estimated Mineral Resources will be converted into Mineral Reserves.

3.
The mineral resource was estimated in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM"), CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines adopted on November 27, 2010.

4.
Inferred Mineral Resources are that part of a mineral resource for which quantity and grade can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. It is uncertain if further exploration will result in upgrading them to an indicated or a measured mineral resource.

5.	Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add up due to rounding.

6.	The resource estimate is based on 372 drill holes, 316 vertical and 56 angle holes; a combination of RC and core drilling, mostly in the areas of the two former producing pits.

7.	Total drilling was 44,669.33 meters with drill depths ranging from 15m to 239m. The average depth for all holes is 120.1m. Drill depths are not true vertical depths as some holes are angle holes.

8.	The density utilized in the mineral resource estimate is 2.28 t/m3, a historically determined value.

9.
Equal length two-meter assay sample composites were calculated from capped gold and silver assay values for all drill holes. Capping levels based on statistical analysis were determined to be 30.0 g/t for gold and 80.0 g/t for silver.

10.
A block model was created with a minimum 2.5 meter square blocks. Mineral resources were classified as Inferred within an oriented search ellipse with a maximum search distance of 60m, using a maximum of 3 composites from any one hole and a minimum of two holes to estimate a block’s grade.

11.
The reported cut-off grade of 0.30 g/t Au for the estimated inferred mineral resource was based a $1400 gold price and reasonable assumptions on mining and processing, and compares with reported mining operation cut- off grades for similar gold-silver deposits currently in production elsewhere.

12.	The Inferred Mineral Resource was estimated using Datamine® software.

The resource estimate was completed using an excellent archive of drill hole database files and historic reports prepared by consulting firms who worked for the previous owners when the project was an active mine.  These reports provided documentation regarding the type of mineralization, the distribution of grade, grade interpolation strategies for the two pit areas, and the recommended handling of high-grade intervals.  SRK independently verified the historically reported resource estimates, providing a verification of the historical database.

The state of exploration for Mina Santa Rosa is too early to justify estimating in-pit resources, although the resources stated are immediately adjacent to existing pits. SRK has estimated and is reporting an in-situ total resource rather than the preferred option of reporting an in-pit resource, primarily because the resource is totally an Inferred classification, is based on historical drilling only, and options for mineral processing have not yet been determined.  In reporting the resource at a 0.3 g/t Au cutoff, SRK has examined potential mineability and can state the mineralization has the potential for economic extraction at current gold prices.

Golden Phoenix Minerals, Inc. • 7770 Duneville Street • Suite 11 • Las Vegas, NV 89139
Tel: (702) 589-7475 • Fax: (702) 589-7478 • www.GoldenPhoenix.us

Golden Phoenix plans to complete a NI 43-101 technical report on the mineral resources for Mina Santa Rosa, and conduct further activities to advance the project toward eventual production.  Those activities include re-establishment of topographic and survey controls to guide a confirmation drilling program, additional/confirmatory metallurgical testing, verification of potential mineral resources in the partially leached historical heaps at the site, and conducting a preliminary economic assessment for the property.

SRK is preparing a NI 43-101 Technical Report in support of the Resource Estimate. This report will be filed by the Company in its entirety on SEDAR (www.sedar.com) within 45 days of the date of this news release, and the report will also be available on the Company's website at www.GoldenPhoenix.us.

SRK Consulting is an independent, international consulting practice that provides focused advice and solutions to clients, mainly from earth and water resource industries. For mining projects, SRK offers services from exploration through feasibility, to mine planning and production.  SRK Qualified Persons responsible for the resource estimate and pending NI 43-101 technical report on the mineral resources are Ravi Sharma and Corolla Hoag, in SRK’s Tucson Arizona office.

The technical information in this news release has been reviewed and approved by Dr. Richard Jemielita, a technical consultant who is a Qualified Person in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects.

Tom Klein, CEO of Golden Phoenix, comments: “We are pleased with SRK’s independent evaluation of the Santa Rosa project and look forward to the completion and release of the NI 43-101 Technical Report.”

Please visit the Golden Phoenix website at: www.goldenphoenix.us.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada. Golden Phoenix is currently earning into a 60% interest (and potentially 80% interest upon meeting certain milestones and payments) in the Santa Rosa gold mine in Panama.  Currently, Golden Phoenix owns a 15% interest in Golden Phoenix Panama, S.A., the joint venture entity that owns and operates the Concessions constituting the Santa Rosa gold mine.

Golden Phoenix Minerals, Inc. • 7770 Duneville Street • Suite 11 • Las Vegas, NV 89139
Tel: (702) 589-7475 • Fax: (702) 589-7478 • www.GoldenPhoenix.us

**Cautionary Note to U.S. Investors Regarding Estimates of Inferred Resources:

This news release and the report referred to in this news release use the term "inferred resource(s)".  We caution U.S. investors that while these terms are defined in, and permitted by, Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and generally are not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, as well as to their economic and legal feasibility.  It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category, such as “measured and indicated” as defined under Canadian regulations or “proven” or “probable” reserves as defined in SEC Industry Guide 7.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves", as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into reserves. U.S. investors are further advised not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 983-0469
investor@goldenphoenix.us

Golden Phoenix Minerals, Inc. • 7770 Duneville Street • Suite 11 • Las Vegas, NV 89139
Tel: (702) 589-7475 • Fax: (702) 589-7478 • www.GoldenPhoenix.us